Exhibit 99.1

October 1, 2018
For more information contact:
Steve P. Foster, CEO or
Robert C. Haines II, Executive VP & CFO
at 800-344-BANK

TO ALL MEDIA:
FOR IMMEDIATE RELEASE

RE: Meilstrup named President of LCNB Corp. and LCNB National Bank

Lebanon, Ohio: LCNB Corp. (Nasdaq-Capital Market: LCNB) The Board of Directors of LCNB Corp.(“LCNB”), the holding company for LCNB National Bank (the “Bank”), announced the promotion of Eric J. Meilstrup from Executive Vice President to President of LCNB and the Bank, effective October 1, 2018. Steve P. Foster, the current CEO and President, will continue to serve as the CEO of LCNB and the Bank. Mr. Foster commented, “Eric and I have worked closely over the years. He has been a strong contributor to the success of the bank.” Mr. Foster added, “I look forward to continuing to work with him in his new position.”

Mr. Meilstrup has been with the Bank for thirty years, the last fifteen as Executive Vice President and a member of its Executive team. He has served in a number of roles over his career including Oversight of Deposit Operations, Branch Operations, Human Resources, Training and a number of Customer Service related departments.

Mr. Meilstrup has also served on a number of boards, committees and groups in a variety of capacities throughout his career outside the bank. He is currently on the Countryside YMCA Board and has been a Board member there for several years including two years as Board Chair. He is a board member of the West Side Church of Christ, a member of the Warren County Career Center District Business Advisory Committee and a current and charter member of the Lebanon Optimist Club. Mr. Meilstrup is a resident of Lebanon, Ohio and is married with four children.

Mr. Meilstrup commented, “I am very appreciative of the opportunity that Steve Foster and the Board have given to me. I am honored to work with so many talented and loyal individuals at LCNB National Bank. I am very excited about our future and how we will serve our shareholders, customers, the communities we serve and each other. I am proud to say that I am a member of this bank family.”

LCNB Corp. is a financial holding company headquartered in Lebanon, Ohio. LCNB National Bank is its wholly-owned FDIC insured subsidiary with 35 offices located in Butler, Clinton, Clermont, Fayette, Franklin, Hamilton, Montgomery, Preble, Ross, and Warren, Counties, Ohio. Additional information about LCNB Corp. and information about products and services offered by LCNB National Bank can be found on the Internet at www.LCNB.com.

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